Exhibit (a)(1)(iii)
Form of Letter of Transmittal

LETTER OF TRANSMITTAL

Regarding Units

Of

 A&Q ALTERNATIVE FIXED-INCOME STRATEGIES FUND LLC
Tendered Pursuant to the Offer to Purchase
 Dated June 22, 2016
If you do not wish to sell any of your units, please disregard this Letter of Transmittal.

THE OFFER AND WITHDRAWAL RIGHTS WILL
EXPIRE AT, AND THIS LETTER OF TRANSMITTAL
MUST BE RECEIVED BY BNY MELLON INVESTMENT
SERVICING (US) INC. EITHER BY MAIL OR
BY FAX BY THE END OF THE DAY ON
WEDNESDAY, JULY 20, 2016, AT 12:00 MIDNIGHT,
 NEW YORK TIME, UNLESS THE OFFER IS EXTENDED.

Complete The Last Page Of This Letter Of Transmittal And Fax
 Or Mail In The Enclosed Postage-Paid Envelope To:
A&Q Alternative Fixed-Income Strategies Fund LLC
c/o BNY Mellon Investment Servicing (US) Inc.
P.O. Box 857
 Claymont, Delaware 19703-9911
Attn:  Tender Offer Administrator
For additional information:
Phone:      (877) 431-1973
Fax:              (302) 793-8201
                         (302) 793-8202
To assure good delivery, please send this Letter of Transmittal to BNY Mellon Investment Servicing (US) Inc. and not to your Financial Advisor.
Ladies and Gentlemen:
The undersigned hereby tenders to A&Q Alternative Fixed-Income Strategies Fund LLC, a closed-end, non-diversified, management investment company organized under the laws of the State of Delaware (the "Fund"), the units of limited liability company interest of the Fund ("Units") held by the undersigned, described and specified below, on the terms and conditions set forth in the offer to purchase, dated June 22, 2016 (the "Offer to Purchase"), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with the Offer to Purchase constitute the "Offer"). The tender and this Letter of Transmittal are subject to all the terms and conditions set forth in the Offer to Purchase, including, but not limited to, the absolute right of the Fund to reject any and all tenders determined by it, in its sole discretion, not to be in the appropriate form.
The undersigned hereby sells to the Fund the Units tendered hereby pursuant to the Offer. The undersigned hereby warrants that the undersigned has full authority to sell the Units tendered hereby and that the Fund will acquire good title thereto, free and clear of all liens, charges, encumbrances, conditional sales agreements or other obligations relating to the sale thereof, and not subject to any adverse claim, when and to the extent the same are purchased by it. Upon request, the undersigned will execute and deliver any additional documents necessary to complete the sale in accordance with the terms of the Offer.
The undersigned recognizes that under certain circumstances set forth in the Offer, the Fund may not be required to purchase the Units tendered hereby.  The undersigned recognizes that, if the Offer is oversubscribed, not all of the undersigned's Units will be purchased.
The undersigned acknowledges that the method of delivery of any documents is at the election and the complete risk of the undersigned, including, but not limited to, the failure of the Fund's Administrator, BNY Mellon Investment Servicing (US) Inc. ("BNY"), to receive this Letter of Transmittal or any other document.  Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine.  Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived.
Investors are responsible for confirming receipt of this Letter of Transmittal and, therefore, must contact BNY at the address and phone number set forth above.  Please allow 48 hours for this Letter of Transmittal to be processed prior to contacting BNY to confirm receipt.  If you fail to confirm receipt of this Letter of Transmittal, there can be no assurance that your tender has been received by the Fund.
Payment of the purchase price for the Units of the undersigned, as described in Section 6 of the Offer to Purchase, will consist of a promissory note that will be held for the undersigned by BNY.  Cash payments due pursuant to the promissory note will be deposited directly to the undersigned's brokerage account at UBS Financial Services Inc. ("UBS Financial Services") if the undersigned has a UBS Financial Services account, and, upon a withdrawal of such payment from such account, UBS Financial Services will impose such fees as it would customarily assess upon the withdrawal of cash from such brokerage account.
All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and the obligation of the undersigned hereunder shall be binding on the heirs, personal representatives, successors and assigns of the undersigned.  Except as stated in Section 5 of the Offer to Purchase, this tender is irrevocable.

A&Q ALTERNATIVE FIXED-INCOME STRATEGIES FUND LLC
If you do not want to sell your Units at this time, please disregard this notice.  This is simply notification of the Fund's tender offer.  If you choose to tender, you are responsible for confirming that BNY Mellon Investment Servicing (US) Inc. ("BNY") has received your documents by the tender Expiration Date.  Please allow 48 hours for your Letter of Transmittal to be processed prior to contacting BNY to confirm receipt.  To assure good delivery, please send this page to BNY and not to your Financial Advisor.  This Letter of Transmittal must be received by BNY either by mail or by fax by the end of the day on Wednesday, July 20, 2016, at 12:00 midnight, New York time, unless the offer is extended.

Please fax or mail (this page only) in the enclosed postage-paid envelope to:

      A&Q Alternative Fixed-Income Strategies
      Fund LLC
      c/o BNY Mellon Investment Servicing (US) Inc.
      P.O. Box 857
      Claymont, DE  19703-9911
      Attn:  Tender Offer Administrator

For additional information:
Phone:           (877) 431-1973
                        Fax:                   (302) 793-8201
                                                     (302) 793-8202

Part 1. Name:
Name of Investor: ☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐☐
SS# or Taxpayer ID #: ☐☐☐ ☐☐ ☐☐☐☐	Phone #: ☐☐☐ ☐☐☐ ☐☐☐☐
UBS Financial Services Brokerage Account # (if applicable): ☐☐ ☐☐☐☐☐ ☐☐

Part 2. Amount of Units of the Fund to be Tendered (please check one):

☐	All Units.

☐	Units with a specific dollar value. $______________________

Subject to maintenance of a minimum balance of $50,000 ($25,000 for certain investors, as disclosed in the Fund's Prospectus) (the "Required Minimum Balance").  The undersigned understands that if the undersigned tenders an amount that would cause the undersigned's account balance to fall below the Required Minimum Balance, the Fund reserves the right to reduce the amount to be purchased from the undersigned so that the Required Minimum Balance is maintained.

Amounts payable are subject to pro ration as described in the Offer to Purchase.
  Part 3. Signature(s):

FOR INDIVIDUAL INVESTORS AND JOINT TENANTS:

Signature:
	(Signature of Owner(s) Exactly as Appeared on Investor Certification)	/ Date

Print Name of Investor:

Joint Tenant Signature:
(If joint tenants, both must sign.)	(Signature of Owner(s) Exactly as Appeared on Investor Certification)	/ Date

Print Name of Joint Tenant:

FOR OTHER INVESTORS:

Print Name of Investor:

Signature:
	(Signature of Owner(s) Exactly as Appeared on Investor Certification)	/ Date

Print Name of Signatory and Title:

Co-Signatory if necessary:
	(Signature of Owner(s) Exactly as Appeared on Investor Certification)	/ Date

Print Name of Co-Signatory and Title: